Exhibit 10.1

SOUTHERN COMPANY

OMNIBUS INCENTIVE COMPENSATION PLAN

FORM OF TERMS

PERFORMANCE SHARE AWARD

A Performance Share Award is subject to the following terms and conditions:

1.
Award:  A target number of units (which are referred to as “Performance Shares” or “Performance Share Awards”) are awarded by the Compensation and Management Succession Committee (the “Committee”) of The Southern Company (the “Company”) board of directors which provides an opportunity to earn over a Performance Period of three years if certain performance goal measures are met.  Performance Share Awards are  governed by the 2006 Southern Company Omnibus Incentive Compensation Plan, as amended from time to time (the “Plan”).

2.
Terms and Conditions:  The Performance Share Program Design Details (the “Design Details”), an administrative document adopted by the Committee which is set forth at https://hrdirect.southernco.com, contains additional provisions that apply to Performance Share Awards.  Additionally, Performance Share Awards are subject to all of the terms and conditions set forth in the Plan and any other administrative documents adopted by the Committee.  If there is any inconsistency between the key terms here in and the terms of the Plan or any administrative document adopted by the Committee, the Plan’s terms and the administrative document’s terms will supersede and replace the conflicting terms of these Key Terms.

3.
Number of Target Performance Shares:  A target number of Performance Shares awarded to a participant shall be determined by the Committee.  At the end of the Performance Period, participants shall receive Southern Company common stock up to 200% of the target Performance Shares or as little as no Performance Shares, depending upon actual performance compared to the performance goal measures established by the Committee.

4.	Performance Period: The period during which the performance goal measures apply (the “Performance Period”) shall be determined by the Committee at the time awards are made to participants.

5.
Performance Goal Measures:  The performance goal measures will be established by the Committee early in the first year of the Performance Period.   Performance is based on total shareholder return (“TSR”) and is measured against a group of industry peers for the Performance Period.  The Committee determines the extent to which the performance goal measures have been met and certifies the results after the end of the Performance Period.

Once TSR is calculated and compared to the TSR of the industry peers, the scale below determines the percent of target that is paid.  Payout for performance between points is interpolated on a straight-line basis.  200% is the maximum payout percentage.

Southern Company’s Percentile Ranking in 3-Year TSR vs. Peers	Percent of Target Earned
90th or above	200%
70th	150%
50th	100%
30th	50th
10th or below	0%

6.
Vesting:  Performance Shares do notvest until the last day of the Performance Period.   A participant must be employed on the vesting date  to receive any payment (except in cases of death or retirement in which case the participant’s award will be prorated based on the months of actual employment during the performance period- see the Design Details for additional information).  Termination for cause (as defined and determined by the Committee) creates an exception to the vesting rule.  Such a termination for cause results in the immediate forfeiture of any unpaid Performance Shares, even if vested.

7.
Form and Timing of Payout: Performance Share Awards will be paid in unrestricted common stock of the Company (“Common Stock”) on or about March 1 following the end of the Performance Period (but in no event later than March 15 immediately following the end of the Performance Period).  The value of the shares transferred to a participant for purposes of tax calculations will be determined based on the market price at that time.  If the payout date is on a day the NYSE is closed, then the market price on the next following business day will be used.  The Performance Share Award payout is subject to withholding taxes and thus the actual number of shares of Common Stock a participant may receive will be reduced by the number of shares Common Stock reflecting the amount of withholding taxes.

8.
Transferability and Share Ownership:  Performance Shares are not transferable in any manner.  Performance Shares have no voting rights and no dividends are paid on them.  A participant is not considered to own any shares of Common Stock based on the Performance Share Award until after performance is measured after the end of the Performance Period and the Performance Shares are converted into shares of Common Stock and issued to a participant. .

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